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Exhibit 99.2

Liberty Media Completes Split-Off and Merger with The DIRECTV Group, Inc.

        ENGLEWOOD, Colo., November 19, 2009—Liberty Media Corporation ("Liberty Media") (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today announced that it has completed its previously announced split-off (the "Split-Off") of Liberty Entertainment, Inc. ("LEI") from Liberty Media and the business combination transaction between The DIRECTV Group, Inc. ("DIRECTV") and LEI (the "DTV Business Combination").

        Liberty Media has completed the redemption of 90% of the outstanding shares of Liberty Entertainment common stock in exchange for all of the outstanding shares of common stock of LEI. In the redemption, 0.9 of each outstanding share of Liberty Entertainment common stock was redeemed for 0.9 of a share of the corresponding series of common stock of LEI. LEI holds Liberty Media's 57% interest in DIRECTV, a 100% interest in Liberty Sports Holdings, LLC, a 65% interest in Game Show Network, LLC and approximately $120 million in cash and cash equivalents, and is the obligor on approximately $2 billion of indebtedness. All of the businesses, assets and liabilities that were attributed to Liberty Media's Entertainment group that are not held by LEI have remained with Liberty Media and continue to be attributed to the Entertainment group, which Liberty Media has redesignated as the Liberty Starz group. The Series A and Series B Liberty Starz common stock will begin regular way trading at the open of business on Friday, November 20, 2009, under the symbols "LSTZA" and "LSTZB," respectively. There will be approximately 50 million shares of Liberty Starz Series A common stock (NASDAQ: LSTZA) and approximately 2.4 million shares of Liberty Starz Series B common stock (NASDAQ: LSTZB) outstanding when trading begins.

        Immediately following the Split-Off, the parties completed the DTV Business Combination and each of LEI and DIRECTV have become wholly owned subsidiaries of a new public holding company named DIRECTV ("Holdings"). In the DTV Business Combination, (i) each share of LEI Series A common stock was exchanged for 1.11130 shares of Holdings Class A common stock, (ii) each share of LEI Series B common stock (other than shares held by John C. Malone, Chairman of the Boards of Liberty Media, LEI and DIRECTV, and certain related persons) was exchanged for 1.11130 shares of Holdings Class A common stock, and (iii) each share of DIRECTV common stock was exchanged for one share of Holdings Class A common stock. Additionally, immediately prior to the completion of the mergers, Mr. Malone and certain related persons contributed each of their shares of LEI Series B common stock to Holdings for 1.11130 shares of Holdings Class B common stock. Each share of Holdings Class A common stock entitles the holder to one vote per share, and each share of Holdings Class B common stock entitles the holder to 15 votes per share and to certain limited consent rights. The Holdings Class A common stock will begin regular way trading at the open of business on Friday, November 20, 2009, under the symbol "DTV."

About Liberty Media Corporation

        Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ: LINTA, LINTB), which includes Liberty Media's interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (NASDAQ: LSTZA, LSTZB), which includes Liberty Media's interests in Starz Entertainment and WildBlue Communications, Inc., and (3) the Liberty Capital group (NASDAQ: LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media's interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:
Courtnee Ulrich
720-875-5420

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Liberty Media Completes Split-Off and Merger with The DIRECTV Group, Inc.